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                                                                     EXHIBIT 3.2

                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ENCORE ACQUISITION PARTNERS, INC.

         Encore Acquisition Partners, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

         1. This First Amendment to Amended and Restated Certificate of Incorporation amending the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 17, 1998 was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to in writing by the stockholders and written notice has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         2. Article First of the Corporation's Amended and Restated Certificate of Incorporation is hereby deleted in its entirety with the following Article First being substituted in its place:

         "FIRST: The name of the Corporation is Encore Acquisition Company (the "Corporation")."

         The undersigned officer of the Corporation, for the purpose of amending the Corporation's Amended and Restated Certificate of Incorporation, does make and file this First Amendment to Amended and Restated Certificate of Incorporation, hereby declaring and certifying the facts herein are true and accordingly has set his hand on October __, 2000.


                                     ENCORE ACQUISITION PARTNERS, INC.


                                     By: /s/ I. JON BRUMLEY
                                         ---------------------------------------
                                         I. Jon Brumley, President